For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Acquires Embassy Suites in Greater Washington, D.C. Metro Area

WEST PALM BEACH, Fla., December 7, 2017-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that it has acquired the 219-suite Embassy Suites by Hilton in Springfield, Virginia for $68 million, or approximately $310,000 per suite. Chatham funded the purchase through available cash from its recently completed 5,000,000 share offering that raised approximately $109 million dollars. With this acquisition, Chatham has invested approximately 81 percent of the proceeds from the share offering.

“This is a superior-quality hotel that has been ranked the top hotel within the Embassy Suites brand each of the last two years,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “Acquired in an off-market transaction, the Embassy Suites by Hilton Springfield has the best location among its competition with superior access to the primary demand generators in a market where new development is difficult and little new supply is on the horizon. It generates an approximate 10 percent

RevPAR premium to our existing properties while lowering our portfolio’s average age and needs no capex for several years.”

Opened in August 2013, the LEED-certified hotel features steel and concrete construction with a soaring lobby space. In addition to its typical all-suite orientation, the hotel features 26 additional extended-stay suites with full kitchens. The company has the opportunity to convert more suites to this extended-stay-suite format, which gives the hotel the benefits of achieving higher average room rate and length of stay and a distinct advantage for long-term extended-stay guests.

“The hotel is ideally located less than two miles from Fort Belvoir, the nation’s fifth largest military base and the largest employer in Fairfax County with more than 51,000 military and civilian employees, and the National Geospatial-Intelligence Agency, which is home to 16,000 employees. Additionally, the Transportation Security Administration recently announced the relocation of its headquarters with some 4,000 employees to two miles from the hotel by August 2020, which will further bolster employment and training in the area. While demand is concentrated in government/military business, there is also substantial corporate demand as Fairfax County has the second-largest concentration of technology jobs of any major U.S. market and is home to eight Fortune 500 companies such as Booz Allen, Capital One, General Dynamics, Hilton and Northrup Grumman,” Fisher concluded.

Chatham estimates it acquired the property at a year one net operating income capitalization rate of approximately 7½ percent. The hotel will be managed by Island Hospitality Management, which is 51 percent owned by Fisher.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 136 hotels totaling 18,661 rooms/suites, comprised of 41 properties it wholly owns with an aggregate of 6,163 rooms/suites in 16 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.